Exhibit 99.1

Semler Scientific Reports Fourth Quarter and Full Year 2022 Financial Results

2022 Q4 and Full Year highlights compared to the corresponding period of 2021:

●Fourth quarter revenue was $13.8 million, an increase of 20%
●Fourth quarter net income was $3.2 million, an increase of 113%
●Full year revenue was $56.7 million, an increase of 7%
●Full year net income was $14.3 million, a decrease of 17%
●Cash at December 31, 2022 increased to $43.1 million, including short-term investments

Corporate update:

●	CEO transition announced; see separate press release issued today

Santa Clara, CA – March 21, 2022 – Semler Scientific, Inc. (Nasdaq: SMLR), a company that provides technology solutions to improve the clinical effectiveness and efficiency of healthcare providers, today reported financial results for the three months and year ended December 31, 2022.

“Our QuantaFlo® product continues to expand its penetration due to the clinical benefits of earlier recognition of vascular disease,” said Doug Murphy-Chutorian, M.D., chief executive officer of Semler Scientific. “In 2022, two pivotal studies using our QuantaFlo® test for peripheral arterial disease under real world conditions appeared in peer-reviewed journals illustrating the benefits of both in-home and outpatient screening.”

Semler Scientific announced that Doug Murphy-Chutorian, M.D. has informed the board of directors of his intention to step down from his position as chief executive officer of Semler Scientific and assist for a transition period. He will continue to serve as a member of the board of directors at least through the remainder of his 2024 term.

Semler Scientific’s board of directors is pleased to announce the appointment of Wayne T. Pan, M.D., Ph.D., M.B.A. as CEO to succeed Dr. Murphy-Chutorian. Dr. Pan’s appointment as CEO will be effective from April 3, 2023 and Dr. Pan will remain a member of our board of directors.

FINANCIAL RESULTS

For the year ended December 31, 2022, compared to the corresponding period of 2021, Semler Scientific reported:

●	Revenue of $56.7 million, an increase of $3.7 million, or 7%, compared to $53.0 million.
o	Fixed fee software license revenues were $34.0 million, an increase of $3.5 million, or 11%, compared to $30.5 million.

o	Variable fee software license revenues were $21.3 million, a decrease of $0.2 million, or 1%, compared to $21.5 million.
o	Sales of other products were $1.4 million, an increase of $0.4 million, or 42%, compared to $1.0 million.
●	Cost of revenues of $4.2 million, a decrease of $1.9 million, or 31%, compared to $6.1 million. As a percentage of revenues, cost of revenues decreased to 8%, compared to 12%.
●	Total operating expenses of $39.5 million, which includes cost of revenues, an increase of $5.9 million, or 18%, compared to $33.6 million. As a percentage of revenues, operating expenses increased to 70% compared to 63%.
●	Pre-tax net income of $17.7 million, a decrease of $1.8 million, or 9%, compared to $19.5 million.
●	Income tax expense of $3.4 million, or an effective tax rate of 19%, compared to $2.2 million, or an effective tax rate of 11%.
●	Net income of $14.3 million, or $2.13 per basic share and $1.79 per diluted share, a decrease of $2.9 million, or 17%, compared to $17.2 million, or $2.56 per basic share and $2.12 per diluted share.

Note: Cost of revenues for the twelve months ending December 31, 2021 reflects the write-down of $1.2 million of inventory due to termination of a distribution agreement.

Semler Scientific’s two largest customers (including their affiliates) comprised 40.4% and 29.0% of annual revenues in 2022.

For the quarter ended December 31, 2022, compared to the corresponding period of 2021, Semler Scientific reported:

●	Revenue of $13.8 million, an increase of $2.3 million, or 20%, compared to $11.5 million.
o	Fixed fee software license revenues were $9.0 million, an increase of $1.1 million, or 14%, compared to $7.9 million.
o	Variable fee software license revenues were $4.5 million, an increase of $1.0 million, or 30%, compared to $3.5 million.
o	Sales of other products were $0.3 million, an increase of $0.2 million, or 96%, compared to $0.1 million.
●	Cost of revenues of $1.2 million, a decrease of $1.0 million, or 45%, compared to $2.2 million. As a percentage of revenues, cost of revenues decreased to 9% compared to 19%.
●	Total operating expenses of $10.2 million, which includes cost of revenues, an increase of $0.4 million, or 4%, compared to $9.8 million. As a percentage of revenues, operating expenses decreased to 74% compared to 85%.
●	Pre-tax net income of $4.0 million, an increase of $2.3 million, or 132%, compared to $1.7 million.
●	Income tax expense of $0.7 million, or an effective tax rate of 18%, compared to $0.2 million, or an effective tax rate of 12%.
●	Net income of $3.2 million, or $0.48 per basic share and $0.41 per diluted share, an increase of $1.7 million, or 113%, compared to $1.5 million, or $0.22 per basic share and $0.18 per diluted share.
●	There were no share repurchases during the fourth quarter.

Note: Cost of revenues for the three months ending December 31, 2021 reflects the write-down of $1.2 million of inventory due to termination of a distribution agreement.

Semler Scientific’s two largest customers (including their affiliates) comprised 43.3% and 25.8% of fourth quarter revenues in 2022.

MAJOR ACCOMPLISHMENTS IN 2022

Among the achievements during 2022 were:

1Record high annual revenues since inception
2Cash position including short-term investments in U.S.treasury bills, increased to $43.1 million
3Two publications of independently conducted, peer-reviewed pivotal studies with long-term follow-up written by large customers that support the use of QuantaFlo® for their patients
4Introduction of QuantaFlo® for use as an aid to measure hemodynamics related to heart dysfunction
5Additional investments in two private companies, Mellitus Health, Inc. and Monarch Medical Technology, LLC, in the diabetes space with software products that recommend optimal dosing of insulin for the out-patient and inpatient space

OTHER NEWS TO DATE IN 2023

In early February 2023, Centers for Medicare and Medicaid Services (CMS) issued an “Advance Notice” with proposed payment updates for the Medicare Advantage and Part D prescription drug programs. This notice is intended to inform interested parties of proposed changes for 2024, which included some potential changes to treatment of vascular disease under the Medicare Advantage risk adjustment model. Semler Scientific has submitted comments on the proposed updates to CMS for consideration, citing published research that shows the benefit of early diagnosis and treatment of peripheral artery disease in improving clinical outcomes. Semler Scientific is continuing to assess the proposed changes, and it is premature to speculate about potential impacts to its business at this time. CMS will issue the final 2024 Rate Announcement no later than April 3, 2023.

In late February 2023, a peer-reviewed study was published assessing the sensitivity, specificity, and accuracy of Semler Scientific’s vascular testing product. Using cardiac echocardiography (Echo) as a gold standard for diagnosing heart failure, the study showed a statistically significant correlation (p<.01) between QuantaFlo® and Echo. The article, “Clinical Evaluation of Volume Plethysmography as an Aid for Diagnosis of Heart Failure in the Primary Care Setting,” was published in the Journal of Preventive Medicine and may be accessed through this link: https://preventive-medicine.imedpub.com/clinical-evaluation-of-volume-plethysmography-as-an-aid-for-diagnosis-of-heart-failure-in-the-primary-care-setting.pdf.

FIRST QUARTER 2023 FINANCIAL GUIDANCE

For the quarter ended March 31, 2023, Semler Scientific expects continued profitaiblity and generation of cash from operating activites. Semler Scientific believes that first quarter revenue will range from $17.4 million to $17.8 million and pre-tax net income, which includes interest income of approximately $0.4 million, will range from $5.6 million to $5.8 million. In light of the CEO transition and the anticipated final CMS Rate Announcement, Semler Scientific is not issuing guidance for the year ended December 31, 2023 at this time.

Notice of Conference Call

Semler Scientific will host a conference call today at 4:30 p.m. ET. The call will address results of the fourth quarter and year ended December 31, 2022, as well as provide a business update on Semler Scientific’s market outlook and strategies for the near-term future.

Participants are encouraged to pre-register for the conference call using the following link: https://dpregister.com/sreg/10174345/f57dcc93c7. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time. Those without internet access or who are unable to pre-register may dial in by calling:

Domestic callers: (866) 777-2509

International callers: (412) 317-5413

Please specify to the operator that you would like to join the "Semler Scientific Call." The conference call will be archived on Semler Scientific’s website at www.semlerscientific.com.

Semler Scientific, Inc.

Statements of Income

Unaudited

(In thousands of U.S. Dollars, except for share and per share data)

	For the three months ended December 31,		For the year ended December 31,
	2022	2021	2022	2021

Revenues	$13,794	$11,542	$56,686	$53,027
Operating expenses:
Cost of revenues	1,182	2,165	4,252	6,122
Engineering and product development	1,365	1,104	4,809	3,780
Sales and marketing	4,654	4,039	17,685	14,445
General and administrative	2,977	2,524	12,737	9,235
Total operating expenses	10,178	9,832	39,483	33,582
Income from operations	3,616	1,710	17,203	19,445
Interest income	343	2	494	10
Other expenses	3	6	5	—
Other income	340	(4)	489	10
Pre-tax net income	3,956	1,706	17,692	19,455
Income tax provision	740	199	3,367	2,233
Net income	$3,216	$1,507	$14,325	$17,222
Net income per share, basic	$0.48	$0.22	$2.13	$2.56
Weighted average number of shares used in computing basic income per share	6,691,406	6,757,821	6,726,687	6,731,693
Net income per share, diluted	$0.41	$0.18	$1.79	$2.12
Weighted average number of shares used in computing diluted income per share	7,917,991	8,148,048	7,999,750	8,138,608

Semler Scientific, Inc.

Balance Sheets

Unaudited

(In thousands of U.S. Dollars)

	2022	2021

Assets
Current Assets:
Cash and cash equivalents	$23,014	$37,323
Short-term investments	20,073	—
Trade accounts receivable, net of allowance for doubtful accounts of $109 and $61, respectively	3,884	3,619
Inventory, net	469	550
Prepaid expenses and other current assets	1,468	4,044
Total current assets	48,908	45,536
Assets for lease, net	2,478	1,643
Property and equipment, net	667	394
Long-term investments	821	821
Notes held for investment	4,679	—
Other non-current assets	2,842	332
Long-term deferred tax assets	2,298	1,946
Total assets	$62,693	$50,672

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$835	$443
Accrued expenses	4,748	3,436
Deferred revenue	1,160	921
Other short-term liabilities	114	80
Total current liabilities	6,857	4,880

Long-term liabilities:
Other long-term liabilities	160	245
Total long-term liabilities	160	245
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 50,000,000 shares authorized; 6,906,544, and 6,824,380 shares issued, and 6,692,122, and 6,758,458 shares outstanding (treasury shares of 214,422 and 65,922), respectively	7	7
Additional paid-in capital	16,449	20,645
Retained earnings	39,220	24,895

Total stockholders’ equity	55,676	45,547

Total liabilities and stockholders’ equity	$62,693	$50,672

Semler Scientific, Inc.

Statements of Cash Flows

Unaudited

(In thousands of U.S. Dollars)

	For the years ended December 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$14,325	$17,222

Reconciliation of Net Income to Net Cash Provided by Operating Activities:
Depreciation	589	628
Deferred tax (income) expense	(351)	408
Loss on disposal of assets for lease	463	362
Gain on short-term investments	(77)	—
Loss on disposal of inventory	—	1,202
Allowance for doubtful accounts	103	63
Stock-based compensation	741	749
Changes in Operating Assets and Liabilities:
Trade accounts receivable	(367)	(874)
Inventory	81	(1,412)
Prepaid expenses and other current assets	2,576	(2,657)
Other non-current assets	(2,510)	86
Accounts payable	392	(234)
Accrued expenses	1,310	638
Other current and non-current liabilities	188	(125)
Net Cash Provided by Operating Activities	17,463	16,056

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(476)	(318)
Purchase of short-term investments	(19,996)	—
Purchase of notes held for investment	(4,679)	—
Purchase of assets for lease	(1,684)	(507)
Net Cash Used in Investing Activities	(26,835)	(825)

CASH FLOWS FROM FINANCING ACTIVITIES:
Taxes paid related to net settlement of equity awards	(114)	(45)
Treasury stock acquired	(4,991)	—
Proceeds from exercise of stock options	168	58
Net Cash (Used in) Provided by Financing Activities	(4,937)	13
(DECREASE) INCREASE IN CASH	(14,309)	15,244
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	37,323	22,079
CASH AND CASH EQUIVALENTS, END OF PERIOD	$23,014	$37,323
Supplemental Disclosure of Cash Flow Information:
Cash paid for taxes	$2,400	$2,647
Exercised put option of 211,928 common stock in SYNAPS Dx for 40,922	$—	$2,230
common stock of the company

About Semler Scientific, Inc.:

Semler Scientific, Inc. is a company that provides technology solutions to improve the clinical effectiveness and efficiency of healthcare providers. Semler Scientific’s mission is to develop, manufacture and market innovative products and services that assist its customers in evaluating and treating chronic diseases. Semler Scientific’s patented and U.S. Food and Drug Administration (FDA), cleared product, QuantaFlo®, is a rapid point-of-care test that measures arterial blood flow in the extremities to aid in the diagnosis of cardiovascular diseases, such as peripheral arterial disease (PAD) and heart dysfunction (HD). QuantaFlo® is used by Semler Scientific’s customers to more comprehensively evaluate their patients for risk of mortality and major adverse cardiovascular events (MACE), associated with a positive QuantaFlo® test. Semler Scientific has an agreement with Mellitus Health, Inc. (Mellitus) to exclusively market and distribute Insulin Insights™, an FDA-cleared software product that recommends optimal insulin dosing for diabetic patients in the United States, including Puerto Rico, except for selected accounts, and it made investments in Mellitus, in NeuroDiagnostics Inc., a privately held company doing business as SYNAPS Dx, whose product, Discern™, is a test for early Alzheimer’s disease, as well as Monarch Medical Technologies LLC, a privately held company whose product EndoTool™ offers a technology-enabled approach to inpatient glycemic management. Semler Scientific continues to develop additional complementary innovative products in-house, and seeks out other arrangements for additional products and services that it believes will bring value to its customers and to the company. Semler Scientific believes its current products and services, and any future products or services that it may offer, positions it to provide valuable information to its customer base, which in turn permits them to better guide patient care. Additional information about Semler Scientific can be found at www.semlerscientific.com.

Forward-Looking Statements

This press release contains “forward-looking” statements. Such statements can be identified by, among other things, the use of forward-looking language such as the words “goal,” “may,” “will,” “intend,” “expect,” “anticipate,” “estimate,” “project,” “would,” “could” or words with similar meaning or the negatives of these terms or by the discussion of strategy or intentions. The forward-looking statements in this release include statements regarding Semler Scientific’s estimated first quarter 2023 revenue and pre-tax net income, as well as interest income; future profitability and cash from operating activities; and its expected changes in senior management among others. Such forward-looking statements are subject to a number of risks and uncertainties that could cause Semler Scientific’s actual results to differ materially from those discussed here, such as whether or not insurance plans and other customers will continue to license its cardiovascular testing products, including the risk of changes in the reimbursement landscape for its customers including related to the recent CMS advance notice, whether or not it will be able to successfully expand its product offering, whether or not QuantaFlo® can successfully aid in the diagnosis of heart dysfunction or expand this offering to its existing customer base, as well as Semler Scientific’s ability to continue to control expenses and preserve cash and meet its projected revenue and operating expense targets, along with those risk factors detailed in Semler Scientific’s filings with the Securities and Exchange Commission. These forward-looking statements involve assumptions, estimates, and uncertainties that reflect current internal projections, expectations or beliefs. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. All forward-looking statements contained in this press release are qualified in their entirety by these cautionary statements and the risk factors described above. Furthermore, all such statements are made as of the date of this release and Semler Scientific assumes no obligation to update or revise these statements unless otherwise required by law.

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INVESTOR CONTACT:

Susan A. Noonan

S.A. Noonan Communications

susan@sanoonan.com

917 513 5303

SOURCE: Semler Scientific, Inc.

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